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                                                                       EXHIBIT 5

                               Quarles & Brady LLP
                            411 East Wisconsin Avenue
                         Milwaukee, Wisconsin 53202-4497

                                                               May 31, 2001

Apogent Technologies Inc.
10 Pleasant Street
Portsmouth, New Hampshire 03801

Ladies and Gentlemen:

         We are providing this opinion in connection with the Registration Statement of Apogent Technologies Inc. (the "Company") on Form S-4 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), and the Company's subsidiaries named on Annex A attached hereto (the "Guarantors"). The Registration Statement relates to the proposed exchange offer by the Company of up to $325 million of Series B 8% Senior Notes (the "Exchange Notes") for the Company's outstanding 8% Senior Notes (the "Original Notes") in the same principal amount, all in the manner set forth in the Registration Statement and in the Prospectus constituting a part thereof (the "Prospectus"). Capitalized terms not otherwise defined herein have the same meaning assigned to them in the Prospectus.

         We are outside counsel to the Company. In such capacity, we have examined copies of the Registration Statement, including the Prospectus, and originals, or copies identified to our satisfaction, of such corporate records of the Company and the Guarantors as we have deemed necessary as a basis for the opinions expressed below. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as original, the valid authorization and due execution and delivery of documents by parties other than the Company and the Guarantors, and the conformity with the originals of all documents submitted to us as copies.

         Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Exchange Notes have been duly and validly authorized by the Company. When executed by the Company in accordance with the Indenture and when issued in exchange for Original Notes as contemplated by the Registration Statement and the Prospectus, assuming due authentication of the Exchange Notes by the Trustee, the Exchange Notes will have been validly issued and delivered, and will constitute valid and binding obligations of the Company and the Guarantors.



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         We consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                                            Very truly yours,



                                                            Quarles & Brady LLP




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                                     ANNEX A

                             Guarantor Subsidiaries

Alexon-Trend, Inc.
Apogent Finance Company
Applied Biotech, Inc.
Barnstead Thermolyne Corporation
BioRobotics Inc.
Chase Scientific Glass, Inc.
Consolidated Technologies, Inc.
Erie Scientific Company
Erie Scientific Company of Puerto Rico
Erie UK Holding Company
Ever Ready Thermometer Co., Inc.
Genevac Inc.
Lab-Line Instruments, Inc.
Lab Vision Corporation
Matrix Technologies Corporation
Microgenics Corporation
Molecular BioProducts, Inc.
Nalge Nunc International Corporation
National Scientific Company
The Naugatuck Glass Company
NERL Diagnostics Corporation
Owl Separation Systems, Inc.
Remel Inc.
Richard-Allan Scientific Company
Robbins Scientific Corporation
Samco Scientific Corporation
Vacuum Process Technology, Inc.